UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2023

QUINCE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38890	90-1024039
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 1250. South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 910-5717

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	QNCX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement.

On January 27, 2023, Quince Therapeutics, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Lighthouse Pharmaceuticals, Inc. (“Purchaser”) for the sale of its legacy small molecule protease inhibitor portfolio for all uses and indications throughout the world (the “Transaction”), including COR388, COR588, COR803 and COR852, related drug substance, drug product and other related materials, related regulatory materials, and related intellectual property rights and contracts. The Transaction was also consummated on January 27, 2023.

Upon the consummation of the Transaction, the Company received shares of common stock of Purchaser (“Common Stock”) equal to seven and a half percent (7.5%) of the currently issued and outstanding Common Stock. The issuance is governed by a Stock Issuance Agreement entered into by the Company and Purchaser on January 27, 2023 (the “Stock Agreement”). The Stock Agreement contains certain anti dilution rights of the Company and certain transfer restrictions on the Common Stock, including a right of first offer in favor of Purchaser and certain restrictions with respect to non U.S. persons.

Pursuant to the terms of the Purchase Agreement, the Company is eligible to receive milestone payments up to $150 million on a product by product basis for the achievement of certain regulatory approvals and global net sales thresholds. Additionally, the Company is eligible to receive certain sales-based royalty payments on a product by product basis, ranging from high single-digit to mid-teens of annual net sales related to the two existing clinical stage programs, and low single-digit royalties for the preclinical programs, and certain sublicense income on a product by product basis, either in addition to milestone payments and royalties prior to Phase 2 initiation for COR588 or COR388, or in lieu of milestones payments and royalties after initiation of Phase 2 for COR588 or COR388 or for the preclinical programs.

Each of the Company and Purchaser have made certain covenants in the Purchase Agreement with respect to the transfer of the assets, including requisite filings to be made with regulatory authorities, and the milestone, royalty and sublicense payments and have agreed to indemnify each other for any breaches of such party’s covenants, assumed liabilities (in the case of Purchaser) and retained liabilities (in the case of the Company), subject to certain customary survival periods and mitigation requirements. In addition, Purchaser granted to the Company an exclusive option until June 30, 2023 to obtain worldwide, royalty-free, fully-paid up, irrevocable and perpetual right and license under the transferred intellectual property related to COR388 to research, develop, manufacture, use, commercialize and otherwise exploit COR388 in any animal health indication.

The summary above does not purport to be complete and is qualified in its entirety by the terms of the Purchase Agreement. A copy of the Purchase Agreement will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2023.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Principal Executive Officer, Principal Financial Officer and Named Executive Officers

Bonus Information and Equity Grants

On January 24, 2023, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company determined that the executive officers would receive no salary increase for 2023. The Committee approved stock option grants to the Company’s executive officers (the “Option Awards”) with the effective grant date of February 1, 2023. The Option Awards were made pursuant to the Company’s 2019 Equity Incentive Plan and related grant documentation (collectively, the “2019 Plan”), previously filed with the Securities and Exchange Commission. The Option Awards will vest in equal monthly installments over the four-year period following the date of grant, subject to each executive officer’s continued service through each such vesting date.

2022 bonus payouts and the Option Awards for the Company’s executive officers are set forth below.

Name	2022 Bonus Payout	Option Awards
Dirk Thye Chief Executive Officer	$169,287	600,000
Ted Monohon Chief Accounting Officer and Principal Financial Officer	$137,185	110,000
Karen Smith Chief Medical Officer	$116,962	225,000
Brendan Hannah Chief Business Officer	$104,650	225,000

The summary of the Option Awards above does not purport to be complete and is qualified in its entirety by the terms of the 2019 Plan, as may be amended from time to time, and each executive officer’s grant documentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quince Therapeutics, Inc.

	By:	/s/ Dirk Thye
Date: January 27, 2023	Name:	Dirk Thye
	Title:	Chief Executive Officer